Exhibit 99.1
Inhibrx Reports Fourth Quarter and Fiscal Year 2025 Financial Results

San Diego, CA, March 19, 2026 – Inhibrx Biosciences, Inc. (Nasdaq: INBX) (“Inhibrx” or the “Company”) today reported financial results for the fourth quarter and fiscal year 2025. Following the completion of the sale of INBRX-101 (the "101 Transaction") by Inhibrx, Inc. (the “Former Parent”) to Sanofi S.A. (the “Acquirer”) and the Former Parent’s concurrent spin-off of the Inhibrx business in May 2024, the biopharmaceutical company now has two programs in ongoing clinical trials.

Upcoming Milestones
•ozekibart (INBRX-109)
◦We expect to submit the Biologics License Application (“BLA”) for ozekibart for the treatment of unresectable or metastatic conventional chondrosarcoma to the U.S. Food and Drug Administration (“FDA”) early in the second quarter of 2026;
◦We plan to announce progression-free survival (“PFS”) data for the Phase 1/2 colorectal cancer expansion cohort in the second quarter of 2026; and
◦We plan to meet with the FDA to discuss accelerated approval for Ewing Sarcoma and fourth line colorectal cancer in the second half of 2026.
•INBRX-106
◦We plan to announce interim objective response rate (“ORR”) data from the randomized Phase 2/3 trial in head and neck squamous cell carcinoma (“HNSCC”) in combination with KEYTRUDA® (pembrolizumab) in the second quarter of 2026; and
◦We plan to announce PFS data from the randomized Phase 2/3 trial in HNSCC in combination with pembrolizumab in the fourth quarter of 2026 at the European Society for Medical Oncology (“ESMO”) 2026 Congress.

Financial Results
Cash and Cash Equivalents. As of December 31, 2025, Inhibrx had cash and cash equivalents of $124.2 million. On March 18, 2026, the Company entered into the First Amendment to the Loan and Security Agreement with Oxford Finance, LLC and received gross proceeds of $75.0 million.
R&D Expense
•Research and development expenses were $25.3 million during the fourth quarter of 2025 as compared to $33.4 million during the fourth quarter of 2024. This decrease during the fourth quarter of 2025 was primarily due to a decrease in expense related to lower clinical trial costs in our ozekibart registration-enabling trial for the treatment of unresectable or metastatic conventional chondrosarcoma as the trial approached completion of enrollment ahead of our data readout in October 2025, as well as a decrease in contract manufacturing expenses;

•Research and development expenses were $113.0 million during the fiscal year 2025 as compared to $203.7 million during the fiscal year 2024. This decrease during the fiscal year 2025 was primarily due to the following factors:
◦a decrease in clinical trial expense primarily related to lower clinical trial costs in our ozekibart registration-enabling trial for the treatment of unresectable or metastatic conventional chondrosarcoma as discussed above;
◦a decrease in contract manufacturing expense primarily attributable to decreased expenses incurred at our contract development and manufacturing organizations for our ozekibart program and INBRX-106 program, as well as decreased expenses following the 101 Transaction; and
◦increased personnel-related expense during the fiscal year 2024 related to the recognition of $25.9 million upon the acceleration of outstanding options in connection with the closing of the 101 Transaction.
G&A Expense
•General and administrative expenses were $5.6 million during the fourth quarter of 2025, compared to $16.7 million during the fourth quarter of 2024. This decrease during the fourth quarter of 2025 was primarily due to an increase in legal services incurred in the prior period in connection with legal proceedings, which have since concluded, finding the Company not liable for damages.
•General and administrative expenses were $23.3 million during the fiscal year 2025, compared to $127.9 million during the fiscal year 2024. This decrease during the fiscal year 2025 was primarily due to the following factors:
◦one-time expenses incurred during the fiscal year 2024 related to the 101 Transaction, including $68.1 million of legal, advisory, and consulting services, and the recognition of $15.2 million in stock option expense upon the acceleration of outstanding options in connection with the closing of the 101 Transaction; and
◦increased expense during the fiscal year 2024 related to legal services incurred in connection with the Company’s legal proceedings as discussed above.
Other Income (Expense)
•Other expense was $1.9 million during the fourth quarter of 2025, compared to other income of $2.1 million during the fourth quarter of 2024. Other expense in the current period consisted of $3.2 million of interest expense on the Company’s $100.0 million outstanding debt balance, offset in part by other income. Other income during each period consisted of interest income earned on the Company’s sweep and money market account balances. During the fourth quarter of 2024, the Company did not incur any interest expense following the extinguishment of all outstanding debt in connection with the 101 Transaction.
•Other expense was $5.0 million during the fiscal year 2025, compared to other income of $2.0 billion during the fiscal year 2024. Other expense in the current period consisted of $12.2 million of interest expense on the Company’s $100.0 million outstanding debt balance, offset in part by other income. Other income during each period consisted of interest earned on the Company’s sweep and money market account balances. During the fiscal year ended 2024, as noted above, other income also included the gain recorded in connection with the completion of the 101 Transaction. This gain consisted of (i) the consideration paid by the Acquirer for all outstanding common stock, warrants, and stock options, (ii) the extinguishment of the Company’s outstanding debt which was assumed by the Acquirer, (iii) assets and liabilities related to the Inhibrx 101 Business, which were assumed by the Acquirer, and (iv) transaction costs paid for by the Acquirer.
Net Income (Loss)
•Net loss was $32.8 million during the fourth quarter of 2025, or $2.11 per share, basic and diluted, compared to a net loss of $47.9 million during the fourth quarter of 2024, or $3.09 per share, basic and diluted.
•Net loss was $140.1 million during the fiscal year 2025, or $9.04 per share, basic and diluted, compared to a net income of $1.7 billion during the fiscal year 2024, or earnings per share $114.01 basic and $112.62 diluted.
About Inhibrx Biosciences, Inc.
Inhibrx is a clinical-stage biopharmaceutical company with a pipeline of novel biologic therapeutic candidates. Inhibrx utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary protein engineering platforms. Inhibrx was incorporated in January 2024 as a direct, wholly-owned subsidiary of Inhibrx, Inc. Prior to the sale of Inhibrx, Inc. and the INBRX-101 program to Sanofi S.A., Inhibrx acquired certain corporate infrastructure and other assets and liabilities through a series of internal restructuring transactions effected by Inhibrx, Inc. Inhibrx, Inc. also completed a distribution to holders of its shares of common stock of 92% of the issued and outstanding shares of Inhibrx. Following such transactions, Inhibrx’s current clinical pipeline of therapeutic candidates includes ozekibart and INBRX-106, both of which utilize multivalent formats where the precise valency can be optimized in a target-centric way to mediate what Inhibrx believes to be the most appropriate agonist function. For more information, please visit www.inhibrx.com.
Forward Looking Statements
Inhibrx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding statements regarding the safety and efficacy of its therapeutic candidate, ozekibart, based on topline and interim results; the potential for ozekibart to be used for the treatment of chondrosarcoma, colorectal cancer and Ewing sarcoma; any presumption that topline, interim or preliminary data will be representative of final data or data in later clinical trials; and Inhibrx’s plans to submit to the FDA a BLA early in the second quarter of 2026, to announce data regarding its ozekibart Phase 1/2 colorectal cancer expansion cohort and meet with the FDA to discuss accelerated approval for Ewing sarcoma and fourth-line colorectal cancer in the second quarter of 2026, to announce ORR data regarding its INBRX-106 Phase 2/3 trial in HNSCC in combination with pembrolizumab in the second quarter of 2026 and to announce data regarding its INBRX-106 Phase 2/3 trial in HNSCC in combination with pembrolizumab at the ESMO 2026 Congress. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx’s business, including, without limitation, risks and uncertainties regarding: topline data may not accurately reflect the complete results of a particular study or trial and remain subject to audit, and final data may differ materially from topline data; the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of topline, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response; the Company’s ability to utilize the Company’s technology platform to generate and advance additional therapeutic candidates; the implementation of the Company’s business model and strategic plans for the Company’s business and therapeutic candidates; the scope of protection the Company is able to establish and maintain for intellectual property rights covering the Company’s therapeutic candidates; the ability to raise funds needed to satisfy the Company’s capital requirements, which may depend on financial, economic and market conditions and other factors, over which the Company may have no or limited control; the Company’s financial performance; developments relating to the Company’s competitors and the Company’s industry; regulatory review and approval of the Company’s therapeutic candidates; and other risks described from time to time in the “Risk Factors” section of its filings with the U.S. Securities and Exchange Commission, including those described in its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and supplemented from time to time by its Current Reports on Form 8-K as filed from time to time. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor and Media Contact:
Kelly D. Deck
Chief Financial Officer
ir@inhibrx.com
858-795-4260

Inhibrx Biosciences, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2025	2024	2025	2024
	(unaudited)
Revenue:
License fee revenue	$—	$100	$1,300	$200
Total revenue	—	100	1,300	200
Operating expenses:
Research and development	25,349	33,367	113,028	203,743
General and administrative	5,574	16,661	23,297	127,905
Total operating expenses	30,923	50,028	136,325	331,648
Loss from operations	(30,923)	(49,928)	(135,025)	(331,448)
Total other income (expense)	(1,911)	2,063	(5,028)	2,019,022
Provision for income taxes	—	—	2	2
Net income (loss)	$(32,834)	$(47,865)	$(140,055)	$1,687,572
Earnings (loss) per share
Basic	$(2.11)	$(3.09)	$(9.04)	$114.01
Diluted	$(2.11)	$(3.09)	$(9.04)	$112.62
Shares used in computing earnings (loss) per share
Basic	15,533	15,468	15,487	14,802
Diluted	15,533	15,468	15,487	14,984

Inhibrx Biosciences, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	AS OF DECEMBER 31,
	2025	2024
Cash and cash equivalents	$124,220	$152,596
Other current assets	8,612	7,802
Non-current assets	13,646	20,369
Total assets	$146,478	$180,767

Current liabilities	$33,799	$40,730
Long-term debt	100,559	—
Other non-current liabilities	4,127	6,453
Total liabilities	138,485	47,183
Stockholders’ equity	7,993	133,584
Total liabilities and stockholders’ equity	$146,478	$180,767